Exhibit 99.1

VOLCANO CORPORATION ANNOUNCES PRELIMINARY FOURTH QUARTER 2011 REVENUES

QUARTERLY MEDICAL SEGMENT REVENUES INCREASE 20 PERCENT YEAR-OVER-YEAR

(SAN DIEGO, CA), January 9—Volcano Corporation (NASDAQ: VOLC), a leading developer and manufacturer of precision intravascular diagnosis and therapy guidance tools designed to enhance the treatment of coronary and peripheral artery disease, said today it expects total revenues for the fourth quarter of 2011 will be approximately $92.7 million, bringing expected full year 2011 revenues to approximately $343.5 million.

The expectations for revenues in the fourth quarter of 2011 reflect an increase of approximately 14 percent versus revenues of $81.2 million in the fourth quarter a year ago. Medical segment revenues increased approximately 20 percent in the fourth quarter of 2011 versus the same period a year ago. The expected revenues for all of fiscal 2011 reflect an increase of approximately 17 percent over revenues of $294.1 million in fiscal 2010.

“We are pleased with these record quarterly and annual revenues as our medical segment business continued to demonstrate solid growth—led by a strong performance in our FFR (Fractional Flow Reserve) disposable business, which increased 37 percent in the quarter versus the fourth quarter a year ago. Our IVUS (Intravascular Ultrasound) business performed to our expectations. However, due to continued softness in telecom infrastructure spending in key international geographies, we experienced a greater than anticipated reduction in Axsun Industrial segment revenues, which were approximately $1.5 million in the fourth quarter of 2011 versus revenues of $5.1 million in the fourth quarter a year ago, or a decline of approximately 70 percent,” said Scott Huennekens, president and chief executive officer.

“We continue to be optimistic about the market opportunities for our current offerings—especially FFR —as well as products in our pipeline as healthcare providers face increasing demand to demonstrate comparative effectiveness and medical necessity and as professional guidelines elevate the use of IVUS and FFR,” he added.

The company said it was providing the estimated revenues for 2011 in advance of meetings with the investment community and its presentation at the 30th Annual J.P. Morgan Healthcare Conference. The company’s presentation will occur at 9:30 a.m., Pacific Standard Time (12:30 p.m., Eastern Standard Time), Tuesday, January 10. A webcast of the presentation will be available through the conference website at http://jpmorgan.metameetings.com/webcasts/healthcare12/directlink?ticker=VOLC and via the company’s website at www.volcanocorp.com.

The company’s complete fourth quarter and full year 2011 financial results and guidance for 2012 will be provided in a press release, as well as a conference call and publically available webcast, in late February. Details for the earnings press release data, conference call and webcast will be provided in a subsequent press release.

About Volcano

Volcano Corporation is revolutionizing the medical device industry with a broad suite of technologies that make imaging and therapy simpler, more informative and less invasive. Our products empower physicians around the world with a new generation of analytical tools that deliver more meaningful information—using sound and light as the guiding elements. Founded in cardiovascular care and expanding into other specialties, Volcano is changing the assumption about what is possible in improving patient outcomes by combining imaging and therapy together. For more information, visit the company’s website at www.volcanocorp.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not historical facts may be considered “forward-looking statements.” Specifically, statements concerning Volcano’s expected revenues, revenue growth and financial results for the fourth quarter and year ended December 31, 2011, are forward-looking statements involving risks and uncertainties. These statements reflect estimates based on information available at this time and are being made prior to the completion of Volcano’s accounting close procedures, including an audit by its independent accountants, for the year ended December 31, 2011, and could therefore differ from the actual reported results in Volcano’s Form 10-K, which the company expects to file in February 2012. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may cause Volcano’s actual results to differ materially and adversely from statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ include the risk that Volcano’s current revenue estimates for its fourth quarter and fiscal year ended December 31, 2011 could be inaccurate, risks inherent in Volcano’s international operations that may adverse impact its revenues and financial results, including the impact of the 2011 tsunami in Japan, the effect of competitive and economic factors, and the company’s reaction to those factors, on purchasing decisions with respect to the company’s products, the pace and extent of market adoption of the company’s products and technologies, the inherent uncertainty in the process of obtaining regulatory approval or clearance for Volcano’s products or devices, the success of Volcano’s growth strategies, risks related to foreign currency fluctuations and other worldwide economic factors, timing and achievement of product development milestones, outcome of ongoing litigation, the impact and benefits of market development, dependence upon third parties, product introductions, unexpected new data, safety and technical issues, market conditions and other risks inherent to medical and/or telecom device development and commercialization. These and additional risks and uncertainties are more fully described in Volcano’s filings made with the Securities and Exchange Commission, including our recent quarterly report on Form 10-Q for the quarter ended September 30, 2011, and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Volcano disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact Information:

John Dahldorf

Chief Financial Officer

Volcano Corporation

(858) 720-4020

or

Neal B. Rosen

(650) 458-3014